Exhibit 1.1

DTE Energy Company
__________________________
Underwriting Agreement
September 29, 2016
To the Representative of the several
Underwriters named in Schedule I hereto
Ladies and Gentlemen:
DTE Energy Company, a Michigan corporation (the “Company”) (i) proposes to issue and sell severally to the firms named in Schedule I hereto (such firms constituting the “Underwriters”) 12,000,000 Corporate Units (as defined herein) (the “Initial Securities”), with the terms specified in Schedule II hereto, and (ii) grants severally to the Underwriters the option described in Section 4(b) hereof to purchase all or any part of 1,500,000 additional Corporate Units (the “Option Securities” and, collectively with the Initial Securities, the “Securities”).
Each Corporate Unit will initially consist of (a) a 1/20th, or 5%, undivided beneficial ownership interest in $1,000 principal amount of the Company’s 2016 Series C 1.50% Remarketable Senior Notes due 2024 (the “Notes”) and (b) a stock purchase contract (a “Purchase Contract”) issued by the Company pursuant to which the holder of such Purchase Contract will purchase from the Company on October 1, 2019, subject to earlier termination or settlement, for an amount in cash equal to the stated amount per Security of $50 (the “Stated Amount”), a number of shares of common stock, without par value, of the Company (the “Common Stock”), as set forth in the Purchase Contract and Pledge Agreement (as defined herein). The Notes will be issued pursuant to the provisions of an Indenture, dated as of April 9, 2001, as supplemented, and as to be supplemented by a Supplemental Indenture establishing the Notes (collectively, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York), as Indenture Trustee (the “Indenture Trustee”).
In accordance with the terms of a Purchase Contract and Pledge Agreement (the “Purchase Contract and Pledge Agreement”), dated as of the date of the First Time of Delivery referred to in Section 4(a), to be entered into between the Company and The Bank of New York Mellon Trust Company, N.A., as purchase contract agent (the “Purchase Contract Agent”), attorney-in-fact for the holders of the Equity Units, collateral agent (the “Collateral Agent”), custodial agent (the “Custodial Agent”) and securities intermediary (the “Securities Intermediary”), a holder of the Corporate Units will initially pledge its ownership interest in the Notes to secure such holder’s obligation to purchase shares of the Common Stock under the Purchase Contracts. The Purchase Contracts will be issued pursuant to the Purchase Contract and Pledge Agreement. The Purchase Contracts together with the related Notes are herein referred to as “Corporate Units.” A holder of Corporate Units, at its option, may elect to create “Treasury Units” by substituting pledged U.S. Treasury securities for any pledged ownership interests in the Notes. Unless otherwise indicated, the term “Equity Units” includes both Corporate Units and Treasury Units.

Pursuant to a Remarketing Agreement, to be entered into by the Company, the Purchase Contract Agent, as the purchase contract agent and attorney-in-fact for the holders of the Equity Units, and the remarketing agent(s) named therein (the “Remarketing Agents”) in such form and dated as of such date as to be determined by the parties thereto (the “Remarketing Agreement”), the Notes will be remarketed, subject to certain terms and conditions. The Purchase Contract and Pledge Agreement, the Indenture and the Remarketing Agreement are herein each referred to as a “Units Agreement” and are herein collectively referred to as the “Units Agreements.”
1.Subject to the terms and conditions set forth in this Underwriting Agreement (this “Agreement”), the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the number of Initial Securities set forth opposite the name of such Underwriter in Schedule I hereto. The sale of the Initial Securities will be made to the Underwriters, for whom the firm designated as representative of the Underwriters of such Securities in Schedule II hereto will act as representative (the “Representative”). The obligations of the Underwriters under this Agreement shall be several and not joint.
2.    The Company represents and warrants to, and agrees with, each of the Underwriters, on and as of the date hereof and each Time of Delivery (as defined in Section 4) that:
(a)    A registration statement on Form S-3 (No. 333-210556) with respect to the Securities and other securities, copies of which have been delivered to the Underwriters, has been prepared and filed by the Company with the Securities and Exchange Commission (the “Commission”). Such registration statement, including a prospectus, became effective under the Securities Act of 1933, as amended (the “Act”) immediately upon filing and no stop order suspending its effectiveness and/or notice objecting to its use has been issued and no proceeding for that purpose or pursuant to Section 8A of the Act against the Company or related to the offering has been initiated or, to the best knowledge of the Company, threatened by the Commission. The term “Registration Statement,” at any given time, means such registration statement, including any amendments thereto and any prospectus relating to the Securities that is filed with the Commission pursuant to Rule 424(b) and deemed part of such Registration Statement pursuant to Rule 430B under the Act at such time. Each date the Registration Statement or any amendment (or any part thereof) is considered to have become effective as to the Underwriters pursuant to Section 11(d) of the Act and Rule 430B(f) promulgated thereunder is herein called the “Effective Date.” The base prospectus included in the Registration Statement relating to the Securities and certain other issues of securities (exclusive of any supplement filed pursuant to Rule 424 under the Act) is herein called the “Basic Prospectus.” The Basic Prospectus as amended and supplemented by a preliminary prospectus supplement dated September 28, 2016 relating to the Securities immediately prior to the Applicable Time (as defined below) is hereinafter called the “Preliminary Prospectus.” The Company proposes to file together with the Basic Prospectus and pursuant to Rule 424 under the Act a final prospectus supplement specifically related to the Securities and reflecting the terms of the Securities and plan of distribution arising from this Agreement (herein called the “Final Prospectus Supplement”) and has previously advised the Underwriters of all the information to be set forth therein. The term “Prospectus” means the Basic Prospectus together with the Final Prospectus Supplement, as first filed with the Commission pursuant to Rule 424.

Any reference herein to the Registration Statement, Basic Prospectus, the Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein, or deemed to be incorporated by reference therein, and filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or before the date of such Registration Statement, Basic Prospectus, Preliminary Prospectus or Prospectus, as applicable; any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, Basic Prospectus, Preliminary Prospectus or Prospectus shall be deemed to refer to and include, without limitation, the filing of any document under the Exchange Act deemed to be incorporated therein by reference after the date of such Registration Statement, Basic Prospectus, Preliminary Prospectus or Prospectus.
For purposes of this Agreement, the “Applicable Time” is 9:15 p.m. (New York time) on the date of this Agreement; the documents listed in paragraphs 1 and 2(a) on Schedule VII hereto, taken together, are collectively referred to as the “Pricing Disclosure Package”.
(b)    The documents incorporated by reference in the Registration Statement, Pricing Disclosure Package or Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, Pricing Disclosure Package or Prospectus or any further amendment or supplement thereto, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(c)    The Registration Statement, each Permitted Free Writing Prospectus, the Preliminary Prospectus and the Prospectus conform, and any further amendments or supplements thereto will conform, in all material respects, to the requirements of the Act and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the respective rules and regulations of the Commission thereunder and (A) the Registration Statement does not, and as of each Effective Date and the effective date of any amendment thereto will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading, (B) the Pricing Disclosure Package did not, as of the Applicable Time, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (C) the Prospectus, as of its date, does not, and as of the respective dates of any amendment or supplement thereto and at each Time of Delivery, will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (D) any individual Permitted Free Writing Prospectus when considered together with the Pricing

Disclosure Package did not, as of the Applicable Time, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to (i) any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representative expressly for use in the Registration Statement, Pricing Disclosure Package or Prospectus or (ii) those parts of the Registration Statement which constitute the Forms T-1;
(d)    Any Permitted Free Writing Prospectus listed on Schedule VII hereto does not include anything that conflicts with the information contained in the Registration Statement, Preliminary Prospectus or Prospectus;
(e)    At the determination date for purposes of the Securities within the meaning of Rule 164(h) under the Act, the Company was not an “ineligible issuer” as defined in Rule 405 under the Act; the Company meets the requirements for use of Form S-3 under the Act and was and is eligible to register and issue the Securities as a “well-known seasoned issuer” as defined in Rule 405 under the Act; the Company has paid the registration fee for this offering pursuant to Rule 456(b)(1) under the Act or will pay such fees within the time period required by such rule (without giving effect to the proviso therein) and in any event prior to each Time of Delivery;
(f)    Neither the Company nor any of its Significant Subsidiaries (as defined below) has sustained, since the date of the Company’s latest audited financial statements included or incorporated by reference in the Registration Statement, Pricing Disclosure Package and Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Disclosure Package and Prospectus; and, since the respective dates as of which information is given in the Registration Statement, Pricing Disclosure Package and the Prospectus, there has not been any material change in the capital stock or long-term debt of the Company or any of its Significant Subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Disclosure Package and Prospectus; “Significant Subsidiary” shall mean each subsidiary listed on Schedule III hereto; the only subsidiaries of the Company are (i) those subsidiaries listed on Schedule III and (ii) certain other subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X of the rules and regulations under the Act;
(g)    The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Michigan, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Disclosure Package and Prospectus; and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the current or future consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole; and, except as described in the Registration Statement, Pricing Disclosure Package and the Prospectus, the Company holds all material licenses, certificates and permits (or has applications pending) from governmental authorities necessary for the conduct of its business;
(h)    Each Significant Subsidiary of the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the power and authority (corporate and other) to own its property and to conduct its business as described in the Registration Statement, Pricing Disclosure Package and Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the current or future consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole; and, except as described in the Registration Statement, Pricing Disclosure Package and the Prospectus, each Significant Subsidiary of the Company holds all material licenses, certificates and permits (or has applications pending) from governmental authorities necessary for the conduct of its business;
(i)    The Company has an authorized capitalization as set forth in the Pricing Disclosure Package and Prospectus, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and the capital stock of the Company conforms to the description thereof in the Registration Statement, Pricing Disclosure Package and Prospectus;
(j)    This Agreement has been duly authorized, executed and delivered by the Company;
(k)    The aggregate maximum number of shares of Common Stock issuable pursuant to the Purchase Contracts comprising a part of the Corporate Units (including the aggregate maximum number of “make-whole shares” (as such term is defined in the Pricing Disclosure Package and the Prospectus) issuable upon settlement of the Purchase Contracts in connection with a “fundamental change” (as such term is defined in Pricing Disclosure Package and the Prospectus)) have been duly authorized and reserved for issuance and, when issued and delivered by the Company pursuant to the Purchase Contracts and Purchase Contract and Pledge Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non assessable; the issuance and sale of such shares of Common Stock to be sold by the Company will not be subject to any preemptive rights, rights of first refusal or other similar rights of any securityholder of the Company or any other person or entity; and the Common Stock will conform to the description thereof in the Registration Statement, Pricing Disclosure Package and Prospectus;
(l)    The Purchase Contract and Pledge Agreement has been duly authorized and, at each Time of Delivery, will have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the party thereto other than the Company, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, or other laws of general applicability relating to or affecting creditors’ rights and

(ii) general equity principles; provided, however, that upon the occurrence of a Termination Event (as defined in the Purchase Contract and Pledge Agreement), Section 365(e)(1) of the United States Bankruptcy Code (11 U.S.C. Sections 101-1330, as amended) and Section 541 of the Bankruptcy Code should not substantively limit the provisions of the Purchase Contract and Pledge Agreement that require termination of the Purchase Contracts and release of the Collateral Agent’s security interest in the Notes (or the relevant beneficial ownership interest therein) or the Treasury Portfolio (as defined in the Purchase Contract and Pledge Agreement) or any Treasury securities comprising a part of a Treasury Unit; and the Purchase Contract and Pledge Agreement will conform in all material respects to the respective statements relating thereto contained in the Registration Statement, the Pricing Disclosure Package and the Prospectus;
(m)    The Securities and the Purchase Contracts have been duly authorized by the Company and, in the case of the Initial Securities and the Purchase Contracts constituting part of the Initial Securities, at the First Time of Delivery or, in the case of the Option Securities and the Purchase Contracts constituting part of the Option Securities, at the Subsequent Time of Delivery referred to in Section 4(b), will have been duly executed, authenticated, issued and delivered by the Company and, assuming due authorization, execution and delivery by parties thereto other than the Company, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, or other laws of general applicability relating to or affecting creditors’ rights and (ii) general equity principles; and the Purchase Contracts and the Equity Units will conform to the descriptions thereof contained in the Registration Statement, Pricing Disclosure Package and Prospectus;
(n)    the Indenture has been duly authorized and qualified under the Trust Indenture Act and, at each Time of Delivery (as defined in Section 4 hereof), will have been duly executed and delivered by the Company and will constitute a valid and legally binding instrument of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting creditors’ rights and (ii) general equity principles; the Notes are in the form contemplated by the Indenture and have been duly authorized by the Company and, when issued and authenticated pursuant to the Indenture and delivered pursuant to this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, or other laws of general applicability relating to or affecting creditors’ rights and (ii) general equity principles, and be entitled to the benefits provided by the Indenture; and the Indenture and the Notes will conform to the descriptions thereof contained in the Registration Statement, the Pricing Disclosure Package and the Prospectus;
(o)    The form of the Remarketing Agreement attached as an exhibit to the Purchase Contract and Pledge Agreement has been duly authorized by the Company and, when a Remarketing Agreement is executed and delivered by the Company and assuming due authorization, execution and delivery by the Remarketing Agent(s), it will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, or other laws of general applicability relating to or affecting creditors’ rights and (ii) general equity principles; and any Remarketing Agreement will conform in all material respects to the statements relating thereto contained in the Registration Statement, the Pricing Disclosure Package and the Prospectus;
(p)    The issuance and sale of the Corporate Units and the issuance of the Notes and the execution, delivery and performance of and the compliance by the Company with all of the provisions of this Agreement, the Securities and the Units Agreements and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material contract, indenture, mortgage, deed of trust, loan agreement, note, lease or other material agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties or assets of the Company is subject, nor will such action result in any violation of (i) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties, except for a violation that could not reasonably be expected to have a material adverse effect on the current or future consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole; or (ii) the provisions of the Amended and Restated Articles of Incorporation or Bylaws of the Company; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issuance and sale of the Corporate Units and the issuance of the Notes, the execution, delivery, performance of and compliance by the Company with all of the provisions of this Agreement, the Securities or the Units Agreements, for the offering of the Securities as contemplated by this Agreement, for the issuance, sale or delivery of the Common Stock to be sold by the Company pursuant to the Purchase Contract and Pledge Agreement, or the consummation by the Company of any of the other transactions contemplated by this Agreement, the Securities or the Units Agreements, except such as have been, or will have been prior to each Time of Delivery, obtained under the Act and the Trust Indenture Act and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Underwriters;
(q)    The statements set forth in the Pricing Disclosure Package and Prospectus under the captions “Description of the Equity Units,” “Description of the Purchase Contracts,” “Certain Provisions of the Purchase Contract and Pledge Agreement,” “Description of the Remarketable Senior Notes,” “Description of Capital Stock,” “Description of Debt Securities” and “Description of Stock Purchase Contracts and Stock Purchase Units” (or similar captions), insofar as they purport to constitute a summary of the terms of the Securities, the Purchase Contracts, the Notes and the Units Agreements and, if applicable, under the captions “Material U.S. Federal Income Tax Considerations” and “ERISA Considerations” (or similar captions) and under the captions “Plan of Distribution” and “Underwriting,” insofar as they purport to describe the provisions of the laws and documents referred to therein, in each case, are accurate, complete and fair summaries in all material respects;
(r)    Neither the Company nor any of its Significant Subsidiaries is (i) in violation of the Amended and Restated Articles of Incorporation or Bylaws, in the case of the Company, or as the case may be, the articles of incorporation or other equivalent document, or bylaws, in the case of each Significant Subsidiary, or, (ii) except for any default which would not reasonably be expected to have a material adverse effect on the current or future consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries taken as a whole, in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound;
(s)    Other than as set forth in the Pricing Disclosure Package and Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any of their properties is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a material adverse effect on the current or future consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, and, other than as set forth in the Pricing Disclosure Package and Prospectus, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;
(t)    The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds as described in the Registration Statement, Pricing Disclosure Package and Prospectus, will not be, an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);
(u)    PricewaterhouseCoopers LLP (“PwC”), which audited the audited financial statements and supporting schedules of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement, Pricing Disclosure Package and the Prospectus, is an independent registered public accounting firm with respect to the Company and its consolidated subsidiaries as required by the Act and the rules and regulations thereunder;
(v)    %3.    There is and has been no material failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans;
(i)    The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s internal controls over financial reporting are effective and the Company is not aware of any material weakness in its internal controls over financial reporting;
(ii)    The Company maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); based on an evaluation carried out by management of the Company, the Company has concluded that such disclosure controls and procedures are effective;

(w)    The financial statements of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement, Pricing Disclosure Package and the Prospectus, together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, cash flows and shareholders’ equity of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The Company has no material contingent obligation which is not disclosed in the Registration Statement, Pricing Disclosure Package and the Prospectus; the supporting schedules, if any, included in the Registration Statement, Pricing Disclosure Package and the Prospectus present fairly in accordance with GAAP the information required to be stated therein; if applicable, the pro forma financial statements of the Company and its consolidated subsidiaries and the related notes thereto included in the Registration Statement, Pricing Disclosure Package and the Prospectus present fairly the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein;
(x)    Other than as set forth in the Pricing Disclosure Package and Prospectus, the Company and its Significant Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received (or have pending) all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the current or future consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole; and
(y)    The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus has been prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects.
(z)    Each of the persons listed on Schedule IV hereto has executed and delivered to the Representative a lock-up agreement in the form of Schedule V hereto. Schedule IV hereto contains a true, complete and correct list of all directors and executive officers of the Company.

(aa)    The outstanding shares of Common Stock are listed on the New York Stock Exchange (the “NYSE”).
3.    Upon the execution of this Agreement, the several Underwriters propose to offer the Initial Securities for sale upon the terms and conditions set forth in Schedule II hereto and contemplated by this Agreement and the Pricing Disclosure Package.
4.    %3. The Initial Securities to be purchased by each Underwriter pursuant to this Agreement, in fully registered global form registered in the name of Cede & Co., shall be delivered by or on behalf of the Company to the Representative for the account of such Underwriter, against payment therefor by such Underwriter or on its behalf of the purchase price therefor, in the manner specified in Schedule II hereto, payable to the order of the Company, all at the place, time and date specified in Schedule II hereto, or at such other place, time and date as the Representative and the Company may agree upon in writing, such time, date and place being herein called the “First Time of Delivery”.
(a)    In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Underwriters, severally and not jointly, to purchase within the 13-day period beginning on, and including, the First Time of Delivery, up to the respective numbers of Option Securities set forth in Schedule I hereto at a price per Option Security equal to the purchase price set forth in Schedule II hereto. The option hereby granted may be exercised in whole or in part on one or more occasions for the purpose of covering overallotments made in connection with the offering and distribution of the Initial Securities upon notice by the Representative to the Company setting forth the amount of Option Securities as to which the several Underwriters are then exercising and the time and date of payment and delivery for such Option Securities. The Representative may request delivery of Option Securities together with the Initial Securities on the First Time of Delivery. If delivery of the Option Securities does not occur on the First Time of Delivery, any such time and date of delivery of Option Securities (the “Subsequent Time of Delivery,” and the First Time of Delivery and the Subsequent Time of Delivery may be referred to herein as a “Time of Delivery”) shall be determined by the Representative, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the First Time of Delivery. If the option is exercised as to all or any portion of the Option Securities, each of the Underwriters, acting severally and not jointly, will purchase that proportion of the total number of Option Securities then being purchased which the number of Initial Securities set forth in Schedule I opposite the name of such Underwriter bears to the total number of Initial Securities subject in each case to such adjustments as the Representative in its discretion shall make to eliminate any sales or purchases of fractional Securities.
In addition, in the event that any or all of the Option Securities are purchased by the Underwriters, payment of the purchase price for, and delivery of, such Option Securities shall be made at the above‑mentioned offices or at such other place as shall be agreed upon by the Representative and the Company, on the Time of Delivery as specified in the notice from the Representative to the Company.
(b)    Delivery of the Initial Securities and any Option Securities, which will be represented by one or more definitive global securities in book-entry form, shall be made through the facilities of DTC unless the Representative shall otherwise instruct. The Initial Securities and any Option Securities to be so delivered will be in fully registered form in such authorized denominations as established pursuant to the Units Agreements.
5.    %3. The Company represents and agrees that, without the prior consent of the Representative, it has not made and will not make any offer relating to the Securities that would constitute a “free writing prospectus” as defined in Rule 405 under the Act, other than a Permitted Free Writing Prospectus (as defined below); each Underwriter, severally and not jointly, represents and agrees that, without the prior consent of the Company and the Representative, it has not made and will not make any offer relating to the Securities that would constitute a “free writing prospectus” as defined in Rule 405 under the Act, other than a Permitted Free Writing Prospectus or a free writing prospectus that is not required to be filed by the Company pursuant to Rule 433 under the Act (for the avoidance of doubt, the Underwriters are authorized to use the information contained in the pricing term sheet prepared and filed pursuant to Section 5(b) hereof relating to the final terms of the Securities in communications conveying information relating to the offering to investors); any such free writing prospectus (which shall include the pricing term sheet discussed in Section 5(b) hereof), the use of which has been consented to by the Company and the Representative, is listed on Schedule VII hereto and is herein called a “Permitted Free Writing Prospectus”;
(a)    The Company agrees to prepare a term sheet specifying the terms of the Securities, substantially in the form of Schedule VI hereto and approved by the Representative, and to file such term sheet pursuant to Rule 433(d) under the Act within the time period prescribed by such Rule;
(b)    The Company and the Representative have complied and will comply with the requirements of Rule 433 under the Act applicable to any free writing prospectus, including timely Commission filing where required and legending;
(c)    The Company agrees that if at any time following the issuance of a Permitted Free Writing Prospectus any event occurred or occurs as a result of which (i) such Permitted Free Writing Prospectus would conflict with the information in the Registration Statement, Preliminary Prospectus or Prospectus or (ii) the Pricing Disclosure Package would contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the Company will give prompt notice thereof to the Representative and, if requested by the Representative, will prepare and furnish without charge to each Underwriter a free writing prospectus or other document, the use of which has been consented to by the Representative, which will correct such conflict, statement or omission.
6.    The Company agrees with each of the Underwriters:
(a)    To prepare the Preliminary Prospectus and Prospectus in relation to the Securities in a form approved by the Representative and to file such Preliminary Prospectus and Prospectus pursuant to Rule 424(b) under the Act not later than the Commission’s close of business on the second business day following the execution and delivery hereof, or if applicable, such earlier time as may be required by Rule 424(b); to make no further amendment or any supplement to the

Registration Statement, Preliminary Prospectus or Prospectus after the date hereof and prior to any Time of Delivery unless the Company has furnished the Representative for such Securities with a copy for its review and comment a reasonable time period prior to filing and has reasonably considered any comments of the Representative; to advise the Representative promptly of any such amendment or supplement after any Time of Delivery and to furnish the Representative with copies thereof in such quantities as the Representative may reasonably request; to file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act for so long as the delivery of a prospectus (or the notice referred to in Rule 173(a) under the Act) is required in connection with the offering or sale of the Securities, and during such same period to advise the Representative, promptly after it receives notice thereof, of (i) the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed with the Commission, (ii) the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus relating to the Securities or any notice objecting to its use, (iii) the suspension of the qualification of the Securities for offering or sale in any jurisdiction, (iv) the initiation or threatening of any proceeding for any such purpose or pursuant to Section 8A of the Act, or (v) any request by the Commission for the amending or supplementing of the Registration Statement, Pricing Disclosure Package or Prospectus or for additional information (including receipt of any comments of the Commission on any of the foregoing); and, in the event of the issuance of any such stop order or of any such order preventing or suspending the use of any prospectus relating to the Securities or suspending any such qualification, to promptly use every reasonable effort to obtain the withdrawal of such order;
(b)    Promptly from time to time to take such action as the Representative may reasonably request to qualify the Securities for offering and sale under the securities laws of such jurisdictions as the Representative may request and to comply, so far as it is able, with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or as a securities dealer or to file a general consent to service of process in any jurisdiction or to comply with any other requirements deemed by the Company to be unduly burdensome;
(c)    Prior to 3:00 p.m., New York City time, on the business day next succeeding the date of this Agreement and from time to time, to furnish the Underwriters with copies of the Prospectus as then amended or supplemented in New York City in such quantities as the Representative may reasonably request, and, if the delivery of a prospectus (or the notice referred to in Rule 173(a) under the Act) is required at any time in connection with the offering or sale of the Securities and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented (or the Pricing Disclosure Package, for the period of time prior to the Prospectus being available) would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus (or the Pricing Disclosure Package, as applicable) is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus (or the Pricing Disclosure Package, as applicable) or to file under the Exchange Act any document incorporated by reference in the Prospectus (or the Pricing Disclosure

Package, as applicable) in order to comply with the Act, the Exchange Act or the Trust Indenture Act, to notify the Representative and upon its request to file such document and to prepare and furnish without charge to each Underwriter and to any dealer in securities as many copies as the Representative may from time to time reasonably request of an amended Prospectus (or the Pricing Disclosure Package, as applicable) or a supplement to the Prospectus (or the Pricing Disclosure Package, as applicable) which will correct such statement or omission or effect such compliance;
(d)    To make generally available to its securityholders as soon as practicable, but in any event not later than eighteen months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Act), an earnings statement of the Company and its consolidated subsidiaries (which need not be audited) complying with Section 11(a) of the Act and the rules and regulations of the Commission thereunder (including, at the option of the Company, Rule 158); and
(e)    During the period beginning on the date hereof and continuing to and including the 45th day after the First Time of Delivery, the Company will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any Securities, Purchase Contracts or shares of Common Stock or other capital stock of the Company or any securities convertible or exercisable or exchangeable for Securities, Purchase Contracts or Common Stock or other capital stock of the Company, without the prior written consent of the Representative.
Notwithstanding the provisions set forth in the immediately preceding paragraph, the Company may, without the prior written consent of the Representative:
(i)    issue Securities or Purchase Contracts to the Underwriters pursuant to this Agreement;
(ii)    issue shares, and options to purchase shares, of Common Stock and restricted stock units pursuant to stock option plans, stock purchase or other equity incentive plans or any dividend reinvestment plan described in the Pricing Disclosure Package and the Prospectus, as those plans are in effect on the date of this Agreement and file or cause the filing of any registration statement under the 1933 Act with respect to such plans;
(iii)    issue shares of Common Stock upon the exercise of stock options issued under stock option or other equity incentive plans referred to in clause (ii) above, as those plans are in effect on the date of this Agreement; and
(iv)    issue shares of Common Stock in connection with any early settlement (as described in the Prospectus) (upon the occurrence of a “fundamental change” (as defined in the Prospectus) or otherwise) of a Purchase Contract underlying an Equity Unit by the holder thereof.
(f)    The Company will use its reasonable best efforts to effect the listing on the NYSE of (i) the Corporate Units no later than the 30th day following issuance of the Initial Securities and (ii) the aggregate maximum number of shares of Common Stock issuable pursuant to the Purchase Contracts comprising a part of the Corporate Units (including the aggregate maximum number of “make-whole shares” (as such term is defined in the Pricing Disclosure Package and the Prospectus)

issuable upon settlement of the Purchase Contracts in connection with a “fundamental change” (as such term is defined in the Pricing Disclosure Package and the Prospectus)) no later than the date of the issuance of the Initial Securities.
(g)    The Company will reserve and keep available at all times, free of preemptive rights, the aggregate maximum number of shares of Common Stock (including the aggregate maximum number of “make-whole shares” (as such term is defined in the Pricing Disclosure Package and the Prospectus) issuable upon settlement of the Purchase Contracts in connection with a “fundamental change” (as such term is defined in the Pricing Disclosure Package and the Prospectus)) for the purpose of enabling the Company to satisfy any obligation to issue shares of Common Stock under the Purchase Contract and Pledge Agreement.
(h)    On or prior to the date that is 20 days prior to the first day of the “final remarketing period” (as such term is defined in the Pricing Disclosure Package and the Prospectus) or, if applicable, no later than 20 days prior to the optional remarketing period, the Company will have entered into, and will use its commercially reasonable efforts to have the Purchase Contract Agent enter into, the Remarketing Agreement.
7.    The Company covenants and agrees with the several Underwriters that the Company will pay or cause to be paid the following: (i) the reasonable fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the Securities under the Act and all other reasonable expenses in connection with the preparation, printing and filing of the Registration Statement, any Preliminary Prospectus, the Pricing Disclosure Package and the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters and dealers; (ii) the cost of printing or producing any Agreement among Underwriters, this Agreement, the Indenture (including any amendment or supplement thereto), any Blue Sky and legal investment memoranda, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all reasonable expenses in connection with the qualification of the Securities for offering and sale under state securities laws as provided in Section 6(b) hereof, including the reasonable fees (not to exceed $5,000) and disbursements of a single counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky and legal investment surveys; (iv) any fees charged by securities rating services for rating the Securities; (v) any filing fees incident to, and the reasonable fees and disbursements of a single counsel for the Underwriters in connection with, any required review by the Financial Industry Regulatory Authority of the terms of the sale of the Securities; (vi) the cost of preparing the Securities; (vii) the reasonable fees and expenses of any Indenture Trustee and the Purchase Contract Agent and any agent of any such trustee or agent and the reasonable fees and disbursements of counsel for any trustee or agent in connection with the Indenture and the Securities; (viii) the reasonable cost and charges of any securities registrar; (ix) the fees and expenses incurred in connection with the listing of the Corporate Units and the Common Stock issuable pursuant to the Purchase Contracts on the NYSE; and (x) all other reasonable costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section; it being acknowledged and agreed that the Underwriters shall have no responsibility for payment of any of the foregoing costs, fees, disbursements and expenses, whether reasonable or not. It is understood, however, that, except as provided in this Section, and Sections 9 and 12 hereof, the

Underwriters will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.
8.    The obligations of the Underwriters under this Agreement shall be subject, in the discretion of the Representative, to the condition that all representations and warranties and other statements of the Company in or incorporated by reference in this Agreement are at the date hereof and, at and as of each Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:
(a)    The Prospectus as amended or supplemented shall have been filed with the Commission pursuant to Rule 424(b) within the applicable time period prescribed for such filing by the rules and regulations under the Act and in accordance with Section 6(a) hereof; the Permitted Free Writing Prospectus listed in paragraph 2(a) on Schedule VII hereto shall have been filed with the Commission pursuant to Rule 433 within the applicable time period prescribed by such Rule; no stop order suspending the effectiveness of the Registration Statement or any part thereof and/or notice objecting to its use shall have been issued and no proceeding for that purpose or pursuant to Section 8A of the Act shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to the Representative’s reasonable satisfaction;
(b)    (i) Pillsbury Winthrop Shaw Pittman LLP shall have furnished to the Representative such written opinion or opinions, dated the First Time of Delivery, with respect to the Registration Statement and the Prospectus as amended or supplemented, as well as such other related matters as the Representative may reasonably request and (ii) Davis Polk & Wardwell LLP, special counsel for the Underwriters, shall have furnished to the Representative a written opinion or opinions, dated the First Time of Delivery, in each case in a form reasonably satisfactory to the Representative and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;
(c)    Patrick B. Carey, Esq., Associate General Counsel or Bruce D. Peterson, Esq., Senior Vice President and General Counsel of the Company, shall have furnished to the Representative a written opinion or opinions, dated the First Time of Delivery, in form and substance satisfactory to the Representative, to the effect that:
(v)    The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Michigan, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Disclosure Package and Prospectus as amended or supplemented;
(vi)    The Company has an authorized capitalization as set forth in the Pricing Disclosure Package and Prospectus as amended or supplemented and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; and the capital stock of the Company conforms, as to legal matters, in all material respects to the description thereof contained in the Registration Statement, the Pricing Disclosure Package and the Prospectus;
(vii)    Each Significant Subsidiary, if any, of the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the power and authority (corporate and other) to own its property and to conduct its business as described in the Pricing Disclosure Package and Prospectus as amended or supplemented and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the current or future consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole; and, except as described in the Registration Statement, Pricing Disclosure Package and the Prospectus as amended or supplemented, each Significant Subsidiary of the Company holds all licenses, certificates and permits (or has applications pending) from governmental authorities necessary for the conduct of its business except where such failure to hold necessary licenses, certificates or permits would not have a material adverse effect on the current or future financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole;
(viii)    To the best of such counsel’s knowledge after due inquiry and other than as set forth in the Pricing Disclosure Package and Prospectus as amended or supplemented, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries would, individually or in the aggregate, have a material adverse effect on the consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries taken as a whole, and, to the best of such counsel’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;
(ix)    This Agreement has been duly authorized, executed and delivered by the Company;
(x)    The Purchase Contract and Pledge Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by (A) bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and (B) general equity principles; and the Purchase Contract and Pledge Agreement conforms in all material respects to the description thereof in the Pricing Disclosure Package and Prospectus as amended or supplemented;
(xi)    The Indenture has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by (A) bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and (B) general equity principles; the Indenture has been duly qualified under the Trust Indenture Act; and the Indenture conforms in all material respects to the description thereof in the Pricing Disclosure Package and Prospectus as amended or supplemented;
(xii)    Upon (a) the due execution of the Corporate Units by the Company and by The Bank of New York Mellon Trust Company, as attorney-in-fact of the holders thereof, (b) the due authentication of the Corporate Units by the Purchase Contract Agent and (c) the delivery of the Corporate Units against payment therefor in accordance with this Agreement, the Corporate Units, including the Purchase Contracts forming a part thereof, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be limited by (A) bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and (B) general equity principles, and will be entitled to the benefits provided by the Purchase Contract and Pledge Agreement; and the Corporate Units conform in all material respects to the description thereof in the Pricing Disclosure Package and Prospectus as amended or supplemented;
(xiii)    Upon (A) the due execution of the Notes by the Company, (B) the due authentication of the Notes by the Indenture Trustee pursuant to the Indenture and (C) the delivery of the Corporate Units against payment therefor in accordance with this Agreement, the Notes will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture and enforceable against the Company in accordance with their terms, except as the enforceability thereof may be limited by (x) bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and (y) general equity principles; and the Notes conform in all material respects to the description thereof in the Pricing Disclosure Package and Prospectus, as amended or supplemented;
(xiv)    The aggregate maximum number of shares of Common Stock issuable pursuant to the Purchase Contracts comprising a part of the Corporate Units (including the aggregate maximum number of “make-whole shares” (as such term is defined in the Pricing Disclosure Package and the Prospectus) issuable upon settlement of the Purchase Contracts in connection with a “fundamental change” (as such term is defined in the Pricing Disclosure Package and the Prospectus)) have been duly authorized and reserved for issuance and, when issued and delivered by the Company pursuant to the Purchase Contracts and Purchase Contract and Pledge Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non assessable; the issuance and sale of such shares of Common Stock to be sold by the Company will not be subject to any preemptive rights, rights of first refusal or other similar rights of any securityholder of the Company or any other person or entity; and such Common Stock will conform to the description thereof in the Registration Statement, Pricing Disclosure Package and Prospectus;
(xv)    The issue and sale of the Corporate Units or the issuance and sale of the Notes and the compliance by the Company with all of the provisions of this Agreement, the Units Agreements and the Securities, and the consummation of the transactions herein and therein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any contract, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument known to such counsel after due inquiry, to which the Company is a party or by which the Company is bound or to which any of the properties or assets of the Company is subject, or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties, except (x) that such counsel need express no opinion as to rights to indemnity which may be limited by applicable law and (y) any such conflict, breach, violation or default that would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or (B) result in any violation of the provisions of the Amended and Restated Articles of Incorporation or Bylaws of the Company; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency (including, without limitation, the Michigan Public Service Commission (“PSC”)) or any other body is required for the issue and sale of the Corporate Units or the issuance of the Notes by the Company or execution, delivery, performance and consummation by the Company of the transactions contemplated by this Agreement, the Units Agreements and the Securities, except such as have been, or will have been prior to each Time of Delivery obtained under the Act and the Trust Indenture Act and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Underwriters;
(xvi)    Neither the Company nor any of its Significant Subsidiaries is in violation of its Bylaws or articles of incorporation or except for any default which would not reasonably be expected to have a material adverse effect on the current or future consolidated financial position, shareholders’ equity or results of operations of the Company and its subsidiaries taken as a whole, in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound;
(xvii)    The statements set forth in the Pricing Disclosure Package and Prospectus as amended or supplemented (A) under the captions “Description of the Equity Units,” “Description of the Purchase Contracts,” “Certain Provisions of the Purchase Contract and Pledge Agreement,” “Description of the Remarketable Senior Notes,” “Description of Capital Stock,” “Description of Debt Securities” and “Description of Stock Purchase Contracts and Stock Purchase Units” (or similar captions), insofar as they purport to constitute a summary of the terms of the Equity Units, the Purchase Contracts, the Notes and the Units Agreements and (B) if applicable, under the captions “Material U.S. Federal Income Tax Considerations” and “ERISA Considerations” (or similar captions) and under the captions “Plan of Distribution” and “Underwriting,” insofar as they purport to describe the provisions of the laws and documents referred to therein (except for any statements made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representative expressly for use in the Registration Statement, Pricing Disclosure Package and Prospectus), in each case, are accurate and fair summaries in all material respects;

(xviii)    The Company is not, and, after giving effect to the offering and sale of the Securities and application of the proceeds as described in the Registration Statement, Pricing Disclosure Package and Prospectus, will not be, an “investment company”, as such term is defined in the Investment Company Act;
(xix)    The documents incorporated by reference in the Registration Statement, Pricing Disclosure Package and Prospectus as amended or supplemented (other than the financial statements and related schedules therein and except for those parts of the Registration Statement which constitute the Forms T-1, as to which such counsel need express no opinion), when they became effective or were filed with the Commission, as the case may be, complied as to form in all material respects with the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder; and, although such counsel does not assume any responsibility for the accuracy, completeness or fairness of the statements contained in such documents, such counsel has no reason to believe that any of such documents, when they became effective or were so filed, as the case may be, contained, in the case of a registration statement which became effective under the Act, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or, in the case of other documents which were filed under the Act or the Exchange Act with the Commission, an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such documents were so filed, not misleading;
(xx)    The Registration Statement has become effective under the Act; any required filings of the Preliminary Prospectus and the Prospectus, and any supplements thereto, have been made in the manner and within the time period required by Rule 424(b); to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Act; the Registration Statement, the Pricing Disclosure Package and the Prospectus as amended or supplemented and any further amendments and supplements thereto made by the Company prior to any Time of Delivery (other than the financial statements and related schedules and other financial data therein and that portion of the Registration Statement which constitutes the Forms T-1, as to which such counsel need express no opinion) comply as to form in all material respects with the requirements of the Act and the Trust Indenture Act and the rules and regulations of the Commission thereunder; although such counsel does not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Prospectus, except for those referred to in the opinion in subsection (x) of this Section 8(c), such counsel has no reason to believe that (A) as of each applicable Effective Date, the Registration Statement or any further amendment thereto (including the filing of the Company’s most recent Annual Report on Form 10-K with the Commission) made by the Company prior to any Time of Delivery (other than the financial statements and related schedules and other financial data therein and that portion of the Registration Statement which constitutes the Forms T-1, as to which such counsel need express no opinion) contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) as of the Applicable Time, the Pricing Disclosure Package (other than the financial statements and related schedules and other financial data therein, as to which such counsel need express no opinion) contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (C) as of its date, the Prospectus as amended or supplemented or any further amendment or supplement thereto made by the Company prior to any Time of Delivery (other than the financial statements and related schedules and other financial data therein, as to which such counsel need express no opinion) contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or that, as of any Time of Delivery, either the Registration Statement or the Prospectus as amended or supplemented or any further amendment or supplement thereto made by the Company prior to any Time of Delivery (other than the financial statements and related schedules and other financial data therein and that portion of the Registration Statement which constitutes the Forms T-1, as to which such counsel need express no opinion) contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
(xxi)    Such counsel does not know of any amendment to the Registration Statement required to be filed or any contracts or other documents of a character required to be filed as an exhibit to the Registration Statement or required to be incorporated by reference into the Prospectus as amended or supplemented or required to be described in the Registration Statement, Pricing Disclosure Package or the Prospectus as amended or supplemented which are not filed or incorporated by reference or described as required;
(d)    Hunton & Williams LLP, counsel to the Company, shall have furnished to the Representative their written opinion, dated the First Time of Delivery, in form and substance satisfactory to the Representative, (i) to the same effect with respect to the matters enumerated in paragraphs (vi), (vii), (viii), (ix), (xi) (solely as to matters of New York and federal law), (xiii), (xiv), (xv), (xvi) and (xvii) of subsection (c) of this Section 8 as the opinion of Patrick A. Carey, Esq. or Bruce D. Peterson, Esq. and (ii) to the effect that such firm confirms its opinion set forth in the Pricing Disclosure Package and the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” (or similar caption);
(e)    On each of the date hereof and at the First Time of Delivery, PwC, the independent accountants of the Company who have audited the other audited financial statements of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement, shall have furnished to the Representative a letter with respect to such financial statements and other matters requested by the Representative, each in form and substance satisfactory to the Representative, the first dated the date hereof and the second dated the First Time of Delivery reaffirming the statements made in their letter dated the date hereof. The specified date referred to in the PwC letter delivered on the date hereof shall be a date not more than three business days prior to the date hereof and the specified date referred to in the PwC letter delivered at the First Time of Delivery shall be a date not more than three business days prior to such First Time of Delivery;

(f)    (i) Neither the Company nor any of its Significant Subsidiaries shall have sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Disclosure Package and Prospectus as amended or supplemented prior to the date hereof, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Disclosure Package and Prospectus as amended or supplemented prior to the date hereof, and (ii) since the respective dates as of which information is given in the Pricing Disclosure Package and Prospectus as amended or supplemented prior to the date hereof, there shall not have been any change in the capital stock or long-term debt of the Company or any of its Significant Subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Disclosure Package and Prospectus as amended or supplemented prior to the date hereof, the effect of which, in any such case described in clause (i) or (ii), is in the judgment of the Representative so material and adverse to the Company and its subsidiaries, taken as a whole, as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities on the terms and in the manner contemplated in the Pricing Disclosure Package and Prospectus as amended or supplemented;
(g)    At the First Time of Delivery, the Company shall have delivered to the Underwriters a letter from each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and Fitch Ratings, or other evidence satisfactory to the Underwriters, confirming that the Securities have the ratings specified in the Pricing Disclosure Package on such date;
(h)    On or after the date hereof (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Section 3(a)(62) under the Exchange Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities or have otherwise given any notice of a possible change in any such rating that does not indicate the direction of the possible change;
(i)    On or after the date hereof there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the NYSE, (ii) a suspension or material limitation in trading of any securities of the Company on the NYSE, (iii) a general moratorium on commercial banking activities declared by federal, New York or Michigan State authorities, (iv) a material disruption in commercial banking or securities settlement or clearance services in the United States or the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or other crisis or calamity, whether within or outside the United States; or (v) any material adverse change in the financial markets in the United States, if the effect of any such event specified in clauses (iv) and (v) in the judgment of the Representative makes it impracticable or inadvisable to proceed with the public offering, sale or the delivery of the Securities on the terms and in the manner contemplated in the Pricing Disclosure Package and Prospectus;

(j)    The Company shall have complied with the provisions of Section 6(c) hereof with respect to the furnishing of prospectuses on the business day next succeeding the date hereof;
(k)    Prior to the date of this Agreement, the Representative shall have received an agreement substantially in the form of Schedule V hereto signed by each of the persons listed in Schedule IV hereto;
(l)    An application for the listing of a number of shares of Common Stock equal to the aggregate maximum number of shares of Common Stock issuable pursuant to the Purchase Contracts comprising a part of the Corporate Units (including the aggregate maximum number of “make-whole shares” (as such term is defined in the Pricing Disclosure Package and the Prospectus) issuable upon settlement of the Purchase Contracts in connection with a “fundamental change” (as such term is defined in the Pricing Disclosure Package and the Prospectus)) shall have been approved by the NYSE, subject to official notice of issuance;
(m)    The Company shall have furnished or caused to be furnished to the Representative at each Time of Delivery certificates of officers of the Company satisfactory to the Representative as to the accuracy of the representations and warranties of the Company herein at and as of each Time of Delivery, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to each Time of Delivery, as to the matters set forth in subsections (a), (f) and (g) of this Section and as to such other matters as the Representative may reasonably request; and
(n)    In the event the Underwriters exercise their option provided in Section 4(b) hereof to purchase all or any portion of the Option Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company and any of its subsidiaries hereunder shall be true and correct as of each Time of Delivery, and the Representative shall have received:
(i)    An officer’s certificate, dated such Time of Delivery, confirming that the certificate delivered at the First Time of Delivery pursuant to Section 8(m) hereof remains true and correct as of such Time of Delivery;
(ii)    The favorable opinion of Patrick A. Carey, Associate General Counsel or Bruce D. Peterson, Esq., Senior Vice President and General Counsel of the Company, in form and substance satisfactory to the Representative, dated such Time of Delivery, relating to the Option Securities and otherwise substantially to the same effect as the opinions required by Section 8(c) hereof;
(iii)    The favorable opinion of Hunton & Williams LLP, dated such Time of Delivery, relating to the Option Securities and otherwise substantially to the same effect as the opinion required by Section 8(d) hereof;
(iv)    The favorable opinion of each of (i) Pillsbury Winthrop Shaw Pittman LLP and (ii) Davis Polk & Wardwell LLP, dated such Time of Delivery, relating to the Option Securities and otherwise substantially to the same effect as the opinion required by Section 8(b) hereof; and

(v)    A bringdown letter from PwC, in form and substance satisfactory to the Representative and dated such Time of Delivery, substantially the same in scope and substance as the letter or letters furnished to the Underwriters at the First Time of Delivery pursuant to Section 8(e) hereof, except that the “specified date” in the letter or letters shall be a date not more than three business days prior to such Time of Delivery.
9.        The Company will indemnify and hold harmless each Underwriter, the directors, officers, employees, and agents of each Underwriter and each person who controls any Underwriter within the meaning of either the Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Underwriter (or any such director, officer, employee, agent or controlling person, as applicable) may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Preliminary Prospectus, the Registration Statement, the Pricing Disclosure Package, the Prospectus, the Permitted Free Writing Prospectus listed in paragraph 2(b) on Schedule VII hereto, any free writing prospectus used by the Company other than a Permitted Free Writing Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such indemnified party for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Prospectus, the Registration Statement, the Pricing Disclosure Package, the Prospectus, the Permitted Free Writing Prospectus listed in paragraph 2(b) on Schedule VII hereto, any free writing prospectus used by the Company other than a Permitted Free Writing Prospectus, or any such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representative expressly for use therein or with respect to any statements in or omissions from that part of the Registration Statement that shall constitute the Statements of Eligibility and Qualification under the Trust Indenture Act of the Indenture Trustee.
(a)    Each Underwriter, severally and not jointly, will indemnify and hold harmless the Company and each of its directors, officers, employees, and agents and each person who controls the Company within the meaning of either the Act or the Exchange Act against any losses, claims, damages or liabilities to which the Company (or any such director, officer, employee, agent or controlling person, as applicable) may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Preliminary Prospectus, the Registration Statement, the Pricing Disclosure Package, the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Preliminary Prospectus, the Registration Statement, the Pricing Disclosure Package, the Prospectus, or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representative expressly for use therein; and will reimburse each such indemnified party for any legal or other expenses reasonably incurred by each such indemnified party in connection with investigating or defending any such action or claim as such expenses are incurred.
(b)    Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof giving information as to the nature and basis of the claim, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. If the indemnifying party assumes the defense, selected counsel may be counsel to the indemnifying party, unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of separate counsel for the indemnified party or (ii) in the opinion of counsel to such indemnified party, representation of both parties by the same counsel would be inappropriate due to actual or likely conflicts of interest between them or defenses available to the indemnified party which are different from, additional to or in competition with those available to the indemnifying party, in either of which cases the reasonable fees and expenses of such separate counsel (including disbursements) for such indemnified party shall be reimbursed by the indemnifying party to the indemnified party. It is understood that the indemnifying party shall not, in connection with any litigation or proceeding or related litigation or proceedings in the same jurisdiction as to which the indemnified parties are entitled to such separate representation, be liable under this Agreement for the reasonable fees and out-of-pocket expenses for more than one separate firm (together with not more than one appropriate local counsel) for all such indemnified parties.
(c)    In furtherance of the requirement above that fees and expenses of counsel (to the extent the indemnifying party does not assume the defense) or any separate counsel for the indemnified parties shall be reasonable, the Underwriters and the Company agree that the indemnifying party’s obligations to pay such fees and expenses shall be conditioned upon the following:
(i)    in case separate counsel is proposed to be retained by the indemnified parties pursuant to clause (ii) of the preceding paragraph, the indemnified parties shall, if appropriate, in good faith fully consult with the indemnifying party in advance as to the selection of such counsel; and
(ii)    reimbursable fees and expenses of such separate counsel shall be detailed and supported in a manner reasonably acceptable to the indemnifying party (but nothing herein shall be deemed to require the furnishing to the indemnifying party of any information, including, without limitation, computer print-outs of lawyers’ daily time entries, to the extent that, in the judgment of such counsel, furnishing such information might reasonably be expected to result in a waiver of any attorney-client privilege) and presented to the indemnifying party as soon as practicable following receipt of such counsel’s invoice.
No indemnifying party shall, without the written consent of the indemnified parties, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party or parties is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party or parties from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party or parties.
The indemnifying party shall not be liable for any settlement of any litigation or proceeding effected without the written consent of the indemnifying party, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees, subject to the provisions of this Section 9, to indemnify the indemnified party from and against any loss, damage, liability or expenses by reason of such settlement or judgment.
(d)    If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Securities to which such loss, claim, damage or liability (or action in respect thereof) relates. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above and the indemnifying party has been prejudiced in any material respect by such failure, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and such Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from such offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by such Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or such Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this subsection (e) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose)

or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (e). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (e), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of the Underwriters in this subsection (e) to contribute are several in proportion to their respective underwriting obligations with respect to such Securities and not joint.
(e)    The obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have; and the obligations of the Underwriters under this Section 9 shall be in addition to any liability which the respective Underwriters may otherwise have.
10.        If any Underwriter shall default in its obligation to purchase the Initial Securities or Option Securities which it has agreed to purchase hereunder, the Representative may in its discretion arrange for itself or another party or other parties to purchase such Securities on the terms contained herein. If within thirty-six hours after such default by any Underwriter the Representative does not arrange for the purchase of such Initial Securities or Option Securities then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to the Representative to purchase such Securities on such terms. In the event that, within the respective prescribed period, the Representative notifies the Company that it has so arranged for the purchase of such Securities, or the Company notifies the Representative that it has so arranged for the purchase of such Securities, the Representative or the Company shall have the right to postpone the respective Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which in the opinion of the Representative may thereby be made necessary. The term “Underwriter” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement.
(a)    If, after giving effect to any arrangements for the purchase of the Initial Securities or Option Securities, as the case may be, of a defaulting Underwriter or Underwriters by the Representative and the Company as provided in subsection (a) above, the aggregate number of such Initial Securities or Option Securities, as the case may be, that remains unpurchased does not exceed one-eleventh of the aggregate number of the Securities to be purchased at the respective Time of Delivery, then the Company shall have the right to require each non-defaulting Underwriter to purchase the number of Initial Securities or Option Securities, as the case may be, that such Underwriter agreed to purchase hereunder and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the number of Securities that such Underwriter agreed to purchase hereunder) of the Initial Securities or Option Securities, as the case may be, of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.
(b)    If, after giving effect to any arrangements for the purchase of the Initial Securities or Option Securities, as the case may be, of a defaulting Underwriter or Underwriters by the Representative and the Company as provided in subsection (a) above, the aggregate number of Initial Securities or Option Securities, as the case may be, which remains unpurchased exceeds one-eleventh of the aggregate number of the Securities, to be purchased at such Time of Delivery, as referred to in subsection (b) above, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Underwriters to purchase Initial Securities or Option Securities, as the case may be, of a defaulting Underwriter or Underwriters, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or the Company, except for the expenses to be borne by the Company and the Underwriters as provided in Section 7 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Underwriter from liability for its default.
11.    The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Underwriters, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or any controlling person, director, officer, employee or agent of any Underwriter or the Company, and shall survive delivery of and payment for the Securities.
12.    If this Agreement shall be terminated pursuant to Section 10 hereof, the Company shall not then be under any liability to any Underwriter with respect to the Initial Securities or Option Securities, as the case may be, except as provided in Sections 7 and 9 hereof; but, if for any other reason the Securities are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Underwriters through the Representative for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) reasonably incurred by the Underwriters (and approved in writing by the Representative) in making preparations for the purchase, sale and delivery of Securities, but the Company shall not then be under further liability to any Underwriter with respect to such Securities except as provided in Sections 7 and 9 hereof.
13.    In all dealings hereunder, the Representative of the Underwriters shall act on behalf of each of such Underwriters, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Underwriter made or given by the Representative.
All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail, telex or facsimile transmission to the address of the Representative; and if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Registration Statement, Attention: Corporate Secretary; provided, however, that any notice to an Underwriter pursuant to Section 9(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Underwriter at its address set forth in its Underwriters’ Questionnaire, or telex constituting such Questionnaire, which address will be supplied to the Company by the Representative upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.
14.    The Company acknowledges and agrees that the Underwriters are acting solely in the capacity of arm’s length contractual counterparties to the Company with respect to the offering of the Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, no Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction with respect to the offering of the Securities contemplated hereby. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company.
15.    This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters, the Company and, to the extent provided in Sections 9 and 11 hereof, officers and directors, employees and agents of the Company and any Underwriter and each person who controls the Company or any Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.
16.    The Company and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
17.    Time shall be of the essence of this Agreement. As used herein, “business day” shall mean any day on which commercial banking institutions in New York, New York are open for business.
18.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
19.    This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.
[Signature Pages Follow]

Very truly yours,
DTE Energy Company

By:	/s/Edward J. Solomon Name: Edward J. Solomon Title: Assistant Treasurer

[Signature Page to Underwriting Agreement]

Accepted as of the date hereof:

Wells Fargo Securities, LLC

By:	/s/ Craig McCracken Name: Craig McCracken Title: Managing Director

For itself and as Representative of the several
Underwriters named in Schedule I hereto

[Signature Page to Underwriting Agreement]

SCHEDULE I

Underwriter	Number of Initial Securities to be Purchased	Number of Option Securities to be Purchased
Wells Fargo Securities, LLC	4,201,200	525,150
Citigroup Global Markets Inc.	705,600	88,200
J.P. Morgan Securities LLC	705,600	88,200
Barclays Capital Inc.	705,600	88,200
Merrill Lynch, Pierce, Fenner & Smith Incorporated	705,600	88,200
Scotia Capital (USA) Inc.	705,600	88,200
BNP Paribas Securities Corp.	452,400	56,550
BNY Mellon Capital Markets, LLC	452,400	56,550
Fifth Third Securities Inc.	452,400	56,550
KeyBanc Capital Markets Inc.	452,400	56,550
Mizuho Securities USA Inc.	452,400	56,550
MUFG Securities Americas Inc.	452,400	56,550
TD Securities (USA) LLC	452,400	56,550
UBS Securities LLC	452,400	56,550
Comerica Securities, Inc.	217,200	27,150
SunTrust Robinson Humphrey, Inc.	217,200	27,150
U.S. Bancorp Investments, Inc.	217,200	27,150
Total	12,000,000	1,500,000

Schedule I-1

SCHEDULE II
Issuer:
DTE Energy Company
Title of Securities:
Corporate Units
Aggregate amount:
$600,000,000 (or $675,000,000 if the Underwriters exercise their over-allotment option in full)
Price to public:
$50
Purchase price to Underwriters:
$48.50
Form of Securities:
Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representative at least twenty-four hours prior to the Time of Delivery at the office of DTC.
Specified form for payment of purchase price:
Wire transfer of immediately available funds.
First Time of Delivery:
10:00 a.m. (New York City time), October 5, 2016
Terms of Securities:
As set forth in the Pricing Disclosure Package.
Closing location for delivery of Securities:
Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, New York 10036

Schedule II-1

Names and addresses of Representative:
Wells Fargo Securities, LLC
550 South Tryon Street, 5th Floor
Charlotte, North Carolina 28202

Other Terms:
As described in the Pricing Disclosure Package.

Schedule II-2

SCHEDULE III
Significant Subsidiaries
DTE Electric Company
DTE Enterprises, Inc.
DTE Gas Holdings, Inc.
DTE Gas Company

Schedule III-1

SCHEDULE IV
LIST OF PERSONS SUBJECT TO LOCK-UP
Gerard M. Anderson
David A. Brandon
W. Frank Fountain, Jr.
Charles G. McClure, Jr.
Gail J. McGovern
Mark A. Murray
James B. Nicholson
Charles W. Pryor, Jr.
Josue Robles, Jr.
Ruth G. Shaw
David A. Thomas
James H. Vandenberghe

Donna M. England
Steven E. Kurmas
Trevor F. Lauer
David E. Meador
Lisa A. Muschong
Gerardo Norcia
Peter B. Oleksiak
Bruce D. Peterson
David Ruud
Larry E. Steward
Mark W. Stiers

Schedule IV-1

SCHEDULE V
FORM OF LOCK-UP AGREEMENT
Dated as of ____________________, 20___
WELLS FARGO SECURITIES, LLC
As Representative of the several Underwriters
c/o Wells Fargo Securities, LLC
375 Park Avenue
New York, New York 10152
Ladies and Gentlemen:
This agreement is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”) among DTE Energy Company, a Michigan corporation (the “Company”), Wells Fargo Securities, LLC (“Wells Fargo”), as representative of a group of underwriters (the “Underwriters”) and the other parties thereto (if any), relating to a proposed underwritten public offering of corporate units (the “Corporate Units”) that will each initially consist of (a) a 1/20th, or 5%, undivided beneficial ownership interest in $1,000 principal amount of the Company’s 2016 Series C Remarketable Senior Notes and (b) a stock purchase contract issued by the Company pursuant to which the holder of such purchase contract will purchase from the Company, for an amount in cash equal to the stated amount per Corporate Unit of $50, a number of shares of the Company’s common stock, without par value (the “Common Stock”), as set forth in the terms of such stock purchase contract.
In order to induce you and the other Underwriters to enter into the Underwriting Agreement, and in light of the benefits that the offering of the Corporate Units will confer upon the undersigned in his or her capacity as an officer or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each Underwriter that, during the period beginning on and including the date of the Underwriting Agreement through and including the date that is the 45th day after the date of the Underwriting Agreement (such period, the “Lock-Up Period”), the undersigned will not, without the prior written consent of Wells Fargo, directly or indirectly:
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of the Company’s Common Stock or preferred stock or other capital stock (collectively, “capital stock”) or any securities convertible into or exercisable or exchangeable for Common Stock or other capital stock, whether now owned or hereafter

Schedule V-1

acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or
(ii) enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequence of ownership of any Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for any Common Stock or other capital stock, whether any transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock, other capital stock, other securities, in cash or otherwise, or publicly announce any intention to do any of the foregoing.
Notwithstanding the provisions set forth in the immediately preceding paragraph, the undersigned may, without the prior written consent of Wells Fargo, transfer any Common Stock or other capital stock or any securities convertible into or exchangeable or exercisable for Common Stock or other capital stock:
(1) if the undersigned is a natural person, as a bona fide gift or gifts or by will, by intestate succession or pursuant to a so-called “living trust” or other revocable trust established to provide for the disposition of property on the undersigned’s death, in each case to any member of the immediate family (as defined below) of the undersigned or to a trust the beneficiaries of which are exclusively the undersigned or members of the undersigned’s immediate family, or as a bona fide gift or gifts to a charity or educational institution;
(2) if the undersigned is a partnership or a limited liability company, to a partner or member, as the case may be, of such partnership or limited liability company if, in any such case, such transfer is not for value;
(3) under a plan established under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), prior to the date hereof; provided any related filings under Section 16 of the 1934 Act shall indicate such sales were made for tax withholding purposes; and
(4) if the undersigned receives shares of Common Stock pursuant to an equity award granted under any compensatory plan of the Company, such transfer is made to satisfy tax withholding obligations of the undersigned related to such award;
provided, however, that in the case of any transfer described in clause (1) or (2) above, it shall be a condition to the transfer that (A) the transferee executes and delivers to Wells Fargo, acting on behalf of the Underwriters, not later than one business day prior to such transfer, a written agreement, in substantially the form of this agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the undersigned and not to the immediate family of the transferee) and otherwise satisfactory in form and substance to Wells Fargo, (B) in the case of a transfer pursuant to clause (1) above, if the undersigned is required to file a report under Section 16(a) of the 1934 Act, reporting a reduction in beneficial ownership of shares of Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for Common Stock or other capital stock by the undersigned during the

Schedule V-2

Lock-Up Period (as the same may be extended as described above), the undersigned shall include a statement in such report to the effect that such transfer is not a transfer for value and that such transfer is being made as a gift, by will or intestate succession or pursuant to a so-called “living trust” or other revocable trust established to provide for the disposition of property on the undersigned’s death, as the case may be, (C) in the case of a transfer pursuant to clause (2) above, no filing under Section 16(a) of the 1934 Act reporting a reduction in beneficial ownership of shares of Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for Common Stock or other capital stock shall be required to be made during the Lock-Up Period (as the same may be extended as described above) and (D) in the case of a transfer pursuant to clause (1) or (2) above, no voluntary filing with the Securities and Exchange Commission or other public report, filing or announcement shall be made in respect of such transfer during this Lock-Up Period (as the same may be extended as described above). For purposes of this paragraph, “immediate family” shall mean any relationship by blood, marriage or adoption not more remote than the first cousin.
The undersigned further agrees that (i) he or she will not, during the Lock-Up, make any demand for or exercise any right with respect to the registration under the Securities Act of 1933, as amended (the “1933 Act”), of any shares of Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for Common Stock or other capital stock, and (ii) the Company may, with respect to any Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for Common Stock or other capital stock owned or held (of record or beneficially) by the undersigned, cause the transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to such securities during the Lock-Up Period.
This agreement and all authority herein conferred are irrevocable and shall survive the death or incapacity of the undersigned (if a natural person) and shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.
If the Underwriting Agreement is not executed by the parties thereto prior November 15, 2016, this agreement shall automatically terminate and become null and void.
The undersigned acknowledges and agrees that whether or not any public offering of Corporate Units actually occurs depends on a number of factors, including market conditions.
THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Signature Page Immediately Follows]

Schedule V-3

IN WITNESS WHEREOF, the undersigned has executed and delivered this agreement as of the date first set forth above.
Yours very truly,

Print Name:

Schedule V-4

SCHEDULE VI
PRICING TERM SHEET
Free Writing Prospectus Filed Pursuant to Rule 433
To Prospectus dated September 28, 2016
Preliminary Prospectus Supplement, dated September 28, 2016
Registration Statement File No. 333-210556
DTE ENERGY COMPANY
Offering of:
12,000,000 Equity Units
(Initially Consisting of 12,000,000 Corporate Units)
(the “Offering”)
Pricing Term Sheet dated
September 29, 2016

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated September 28, 2016 relating to the Offering (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated September 28, 2016, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (Registration Statement File No. 333-210556). Terms used but not defined herein have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Company	DTE Energy Company, a Michigan corporation
Company Stock Ticker	New York Stock Exchange “DTE”
Pricing Date	September 29, 2016
Trade Date	September 30, 2016
Closing Price of the Company’s Common Stock on September 29, 2016	$93.05 per share
Settlement Date	October 5, 2016
Registration Format	SEC Registered
Title of Securities
Equity Units that will each have a stated amount of $50.00 and will initially be in the form of a Corporate Unit consisting of a purchase contract issued by the Company and, initially, a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of 2016 Series C 1.50% Remarketable Senior Notes due 2024 to be issued by the Company (each being referred to as a “Note”).

Schedule VI-1

Number of Equity Units Offered	12,000,000 (or 13,500,000 if the underwriters of the Offering exercise their over-allotment option to purchase up to 1,500,000 additional Corporate Units in full).
Aggregate Offering Amount	$600,000,000 (or $675,000,000 if the underwriters of the Offering exercise their over-allotment option to purchase up to 1,500,000 additional Corporate Units in full).
Stated Amount per Equity Unit	$50.00
Corporate Unit Public Offering Price
$50.00 per Corporate Unit
$600,000,000 in aggregate (or $675,000,000 if the underwriters of the Offering exercise their over-allotment option to purchase up to 1,500,000 additional Corporate Units in full).

Underwriting Discounts and Commissions
$1.50 per Corporate Unit
$18,000,000 in aggregate (or $20,250,000 if the underwriters of the Offering exercise their over-allotment option to purchase up to 1,500,000 additional Corporate Units in full).
The underwriters of the Offering propose to offer the Corporate Units to selling group members at the Corporate Unit Public Offering Price less a selling concession not in excess of $0.90 per Corporate Unit.

Estimated Net Proceeds to the Company from the Offering
The Company estimates that it will receive net proceeds of approximately $581 million from the sale of Corporate Units in the Offering after deducting the Underwriting Discounts and Commissions and estimated offering expenses. The Company estimates that it will receive net proceeds of approximately $654 million if the underwriters of the Offering exercise their over-allotment option to purchase additional Corporate Units in full.

Senior Notes Offering
The Company has offered and agreed to sell, by means of a separate prospectus supplement, $400 million aggregate principal amount of its 2016 Series D 1.50% Senior Notes due 2019 and $600 million aggregate principal amount of its 2016 Series E 2.85% Senior Notes due 2026. The Offering is not contingent on the completion of either offering of senior notes, and either offering of senior notes is not contingent on the completion of the Offering.
The Company anticipates that it will receive net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, of approximately $993 million from the offering of senior notes.

Interest Rate on the Notes	1.50% per year, subject to modification in connection with a successful remarketing, as described in the Preliminary Prospectus Supplement.
Contract Adjustment Payment Rate	5.00% per year or $2.50 per year on the Stated Amount per Equity Unit, subject to the Company’s right to defer contract adjustment payments, as described in the Preliminary Prospectus Supplement.
Deferred Contract Adjustment Payments
Deferred contract adjustment payments will accrue additional contract adjustment payments at the rate equal to 6.50% per annum (which is equal to the Total Distribution Rate on the Corporate Units) compounded on each contract adjustment payment date to, but excluding, the contract adjustment payment date on which such deferred contract adjustment payments are paid.

Schedule VI-2

Total Distribution Rate on the Corporate Units	6.50% per annum
Reference Price	$93.05 (subject to adjustment, as described in the Preliminary Prospectus Supplement), which is the Closing Price of the Company’s Common Stock on September 29, 2016.
Threshold Appreciation Price	$116.31 (subject to adjustment, as described in the Preliminary Prospectus Supplement), which represents appreciation of approximately 25% over the Reference Price.
Minimum Settlement Rate
0.4299 shares of the Company’s common stock (subject to adjustment, as described in the Preliminary Prospectus Supplement), which is approximately equal to the $50.00 Stated Amount per Equity Unit, divided by the Threshold Appreciation Price.

Maximum Settlement Rate
0.5373 shares of the Company’s common stock (subject to adjustment, as described in the Preliminary Prospectus Supplement), which is approximately equal to the $50.00 Stated Amount per Equity Unit, divided by the Reference Price.

Purchase Contract Settlement Date	October 1, 2019 (or if such day is not a business day, the following business day).
Note Maturity Date	October 1, 2024, subject to the Company’s right to move up the Note Maturity Date in connection with a successful remarketing, as described in the Preliminary Prospectus Supplement.
Book-Running Managers	Wells Fargo Securities, LLC Citigroup Global Markets Inc. J.P. Morgan Securities LLC
Lead Managers	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Scotia Capital (USA) Inc.
Senior Co-Managers
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Fifth Third Securities Inc.
KeyBanc Capital Markets Inc.
Mizuho Securities USA Inc.
MUFG Securities Americas Inc.
TD Securities (USA) LLC
UBS Securities LLC

Co-Managers	Comerica Securities, Inc. SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.
Listing
The Company will apply to list the Corporate Units on the New York Stock Exchange and expects trading to commence within 30 days of the date of initial issuance of the Corporate Units under the symbol “DTV”.

CUSIP for the Corporate Units	233331 883
ISIN for the Corporate Units	US2333318838
CUSIP for the Treasury Units	233331 875
ISIN for the Treasury Units	US2333318754
CUSIP for the Notes	233331 AW7

Schedule VI-3

ISIN for the Notes	US233331AW74
Anticipated Ratings for the Corporate Units*:	[intentionally omitted]
Allocation of the Purchase Price
At the time of issuance, for purposes of the “Accounting Treatment” and “Description of the Equity Units—Agreed U.S. Federal Income Tax Treatment” sections of the Preliminary Prospectus Supplement, the fair market value of the applicable ownership interest in the Notes will be $50 (or 100% of the issue price of a Corporate Unit) and the fair market value of each purchase contract will be $0 (or 0% of the issue price of a Corporate Unit).

Early Settlement
Subject to certain conditions described under “Description of the Purchase Contracts—Early Settlement” in the Preliminary Prospectus Supplement, a holder of Corporate Units or Treasury Units may settle the related purchase contracts at any time prior to 4:00 p.m., New York City time, on the second business day immediately preceding the Purchase Contract Settlement Date, other than during a blackout period (as described in the Preliminary Prospectus Supplement). An early settlement may be made only in integral multiples of 20 Corporate Units or 20 Treasury Units; however, if the Treasury portfolio has replaced the Notes as a component of the Corporate Units following a successful optional remarketing, holders of Corporate Units may settle early only in integral multiples of 16,000 Corporate Units. If a purchase contract is settled early, the number of shares of common stock to be issued per purchase contract will be equal to the Minimum Settlement Rate (subject to adjustment, as described in the Preliminary Prospectus Supplement).

Early Settlement Upon a Fundamental Change
Subject to certain conditions described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change,” following a “fundamental change” (as defined in the Preliminary Prospectus Supplement) that occurs prior to the 20th business day preceding the Purchase Contract Settlement Date, each holder of a purchase contract will have the right to accelerate and settle the purchase contract early on the fundamental change early settlement date (as defined in the Preliminary Prospectus Supplement) at the settlement rate determined as if the applicable market value equaled the stock price (as defined in the Preliminary Prospectus Supplement), plus an additional make-whole amount of shares (such additional make-whole amount of shares being hereafter referred to as the “make-whole shares”). This right is referred to as the “fundamental change early settlement right.”

The number of make-whole shares per purchase contract applicable to a fundamental change early settlement will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” (as defined in the Preliminary Prospectus Supplement) for the fundamental change:

Schedule VI-4

	Stock Price on Effective Date
Effective Date	$60.00	$80.00	$90.00	$93.05	$100.00	$116.31	$120.00	$150.00	$170.00	$200.00	$250.00	$300.00	$350.00	$400.00
October 5, 2016	0.0688	0.0332	0.0129	0.0000	0.0302	0.0973	0.0671	0.0390	0.0300	0.0228	0.0165	0.0126	0.0099	0.0079
October 1, 2017	0.1002	0.0598	0.0362	0.0000	0.0492	0.1087	0.0788	0.0476	0.0386	0.0311	0.0239	0.0192	0.0159	0.0133
October 1, 2018	0.1306	0.0891	0.0627	0.0000	0.0693	0.1162	0.0870	0.0549	0.0471	0.0395	0.0312	0.0256	0.0217	0.0187
October 1, 2019	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The stock prices set forth in the second row of the table above (i.e., the column headers) will be adjusted upon the occurrence of certain events requiring anti-dilution adjustments to the fixed settlement rates in a manner inversely proportional to the adjustments to the fixed settlement rates, as described in the Preliminary Prospectus Supplement.
The exact stock price and effective date applicable to a fundamental change may not be set forth on the table, in which case:

if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the amount of make-whole shares will be determined by straight line interpolation between the make-whole share amounts set forth for the higher and lower stock prices and the earlier and later two effective dates based on a 365-day year, as applicable;
if the stock price is in excess of $400 per share (subject to adjustment in the same manner as the stock prices set forth in the second row of the table, as described above), then the make-whole share amount will be zero; and
if the stock price is less than $60 per share (subject to adjustment in the same manner as the stock prices set forth in the second row of the table, as described above) (the “minimum stock price”), then the make-whole share amount will be determined as if the stock price equaled the minimum stock price, using straight line interpolation, as described above in the first bullet, if the effective date is between two effective dates on the table.

Unless the Treasury portfolio has replaced the Notes as a component of the Corporate Units as a result of a successful optional remarketing, holders of Corporate Units may exercise the fundamental change early settlement right only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the Notes as a component of Corporate Units, holders of the Corporate Units may exercise the fundamental change early settlement right only in integral multiples of 16,000 Corporate Units. A holder of Treasury Units may exercise the fundamental change early settlement right only in integral multiples of 20 Treasury Units.

Additional Information with Respect to Underwriting	Barclays Capital Inc. is acting as a financial advisor to M3 Midstream LLC in connection with the Transaction.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.
The issuer has filed a registration statement (including a prospectus), as amended, with the SEC for the offering to which this communication relates (File No. 333-210556). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information

Schedule VI-5

about the issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Offering will arrange to send you the base prospectus and the Preliminary Prospectus Supplement if you request them by calling Wells Fargo Securities, LLC at 800-326-5897; Citigroup Global Markets Inc. at 800-831-9146; or J.P. Morgan Securities LLC at 866-803-9204.
This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying prospectus.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Schedule VI-6

SCHEDULE VII
PRICING DISCLOSURE PACKAGE AND FREE WRITING PROSPECTUSES

1.	Preliminary Prospectus dated September 28, 2016

2.	Permitted Free Writing Prospectuses:
(a)     Pricing Term Sheet attached as Schedule VI hereto

(b)	Electronic (Netroadshow) road show of the Company used in connection with the offering of the Corporate Units dated September 29, 2016

Schedule VII-1